Exhibit 99.4




            Calculation of Ratio of Earnings to Fixed Charges

                                30-Sep-98


                   Description                              Amount
Fixed Charges:
Interest Expensed                                                 702,864
Interest Capitalized
Premiums, discounts etc. for debt.
Interest within rental expense
Total Fixed Charges                                               702,864

Earnings:
Pretax income from Cont. Operations                            (3,371,294)
Fixed Charges                                                     702,864
Amortization of Capitalized Interest
Less:
Interest Capitalized

Net Earnings                                                   (2,457,649)

Net Earnings/Fixed Charges                                       (3.50):1


                                      138